As filed with the Securities and Exchange Commission on September 21, 2005
                                      An Exhibit List can be found on page II-1.
                                                     Registration No. 333-126378



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ----------------------------


                               AMENDMENT NO. 2 TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                                 CEREPLAST, INC.
                 (Name of small business issuer in its charter)

---------------------------------------- -------------------------------------- --------------------------------------
                NEVADA                                   2650                                91-2154289
---------------------------------------- -------------------------------------- --------------------------------------
    (State or other Jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    Incorporation or Organization)            Classification Code Number)
---------------------------------------- -------------------------------------- --------------------------------------

                       3421-3433 WEST EL SEGUNDO BOULEVARD
                           HAWTHORNE, CALIFORNIA 90250
          (Address and telephone number of principal executive offices and principal place of business)

             FREDERIC SCHEER, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CEREPLAST, INC.
                       3421-3433 WEST EL SEGUNDO BOULEVARD
                           HAWTHORNE, CALIFORNIA 90250
                                 (310) 676-5000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             GREGORY SICHENZIA, ESQ.
                            STEPHEN M. FLEMING, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLR.
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700
                              (212) 930-9725 (FAX)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __________


                                     CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                      PROPOSED         PROPOSED
                                                      MAXIMUM          MAXIMUM
                                                      OFFERING        AGGREGATE
   TITLE OF EACH CLASS OF         AMOUNT TO BE       PRICE PER        AGGREGATE          AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED (1)        SHARE        OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
 Common stock, $.001 par               25,872,000    $    0.10(2)     $   2,587,200         $   304.51
  value per share
---------------------------------------------------------------------------------------------------------
                        Total          25,872,000                     $   2,587,200         $   304.51*
---------------------------------------------------------------------------------------------------------


----------
*     Previously paid.



(1) Includes shares of our common stock, $.001 par value per share, which may be offered pursuant to this registration statement, which shares are presently outstanding. The offering price is based on the offering price that we utilized in connection with our private placement.

(2)   Estimated solely for purposes of calculating the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2005



                                 CEREPLAST, INC.
                              25,872,000 SHARES OF
                                  COMMON STOCK


      This prospectus relates to the resale by the selling stockholders of up to 25,872,000 shares of our common stock presently outstanding. The selling stockholders will sell at the fixed price of $0.10 per share for the duration of the offering or until a broker applies to the OTC Bulletin Board to quote our securities. The $0.10 offering price was used as it was the price paid for our common stock in our most recent private offering. If we are quoted on the OTC Bulletin Board the selling stockholders will be entitled to sell at prevailing market prices or privately negotiated prices. We are currently not listed on an exchange and do not have a stock symbol. We will pay the expenses of registering these shares.

      Our common stock is presently not listed on an exchange or other trading medium.


      INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is ________________, 2005.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Cereplast, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus summary                                                             3
Risk Factors                                                                   4
Use of Proceeds                                                                8
Market for common equity and related stockholder matters                       8
Management's discussion and analysis of financial condition                   11
Business                                                                      19
Management                                                                    24
Certain relationships and related transactions                                28
Security Ownership and Certain Beneficial Owners and Management               27
Description of securities to be registered                                    28
Indemnification for securities act liabilities                                28
Plan of distribution                                                          29
Selling Stockholders                                                          31
Legal Matters                                                                 33
Experts                                                                       33
Available Information                                                         33
Index To Financial Statements                                                 35

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                                 CEREPLAST, INC.


      We are a Nevada corporation engaged in the development, manufacture and sale of bio-based resins which are used as substitutes for conventional, petroleum based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups and straws. For the six months ended June 30, 2005, we had revenues of $291,117 and incurred net loss of $405,653. For the years ended December 31, 2004 and 2003, we generated revenues of $616,508 and $295,314 and incurred a net loss of $286,698 and $185,538, respectively. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated June 21, 2005, have expressed substantial doubt about our ability to continue as going concern. We were incorporated as a Nevada corporation on September 29, 2001


      Our principal offices are located at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250, and our telephone number is (310) 676-5000. We are a Nevada corporation.

------------------------------------------------------------ ---------------------------------------------------------
Common stock offered by selling stockholders                 25,872,000 shares of common stock.

                                                             This number represents 15.9% of our current outstanding
                                                             common stock.

------------------------------------------------------------ ---------------------------------------------------------
Common stock to be outstanding after the offering            162,171,262 shares
------------------------------------------------------------ ---------------------------------------------------------
Use of proceeds                                              We will not receive any proceeds from the sale of the
                                                             common stock.
------------------------------------------------------------ ---------------------------------------------------------
Symbol                                                       We are currently not listed on an exchange and do not
                                                             have a stock symbol.
------------------------------------------------------------ ---------------------------------------------------------


      The above information regarding common stock to be outstanding after the offering is based on 162,171,262 shares of common stock outstanding as of September 19, 2005.


      All of the above securities were issued pursuant to an exemption from registration pursuant to Section 4 (2) of the Securities Act of 1933.

      See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the above financings.

RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS:


WE HAVE A HISTORY OF INCURRING NET LOSSES; WE EXPECT OUR NET LOSSES TO CONTINUE AS A RESULT OF PLANNED INCREASES IN OPERATING EXPENSES; AND, THEREFORE, WE MAY NEVER ACHIEVE PROFITABILITY WHICH MAY CAUSE US TO SEEK ADDITIONAL FINANCING OR TO CEASE OPERATIONS.

      We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. For the six months ended June 30, 2005, we had revenues of $291,117 and incurred net loss of $405,653. For the years ended December 31, 2004 and 2003, we generated revenues of $616,508 and $295,314 and incurred a net loss of $286,698 and $185,538, respectively. We expect to continue to incur net losses and negative cash flows for the foreseeable future. In addition, we anticipate losses to continue because we expect to incur additional costs and expenses related to:


o     brand development;

o     marketing and other promotional activities;

o     expansion of operations;

o     continued development of products;

o     implementation of systems to process customers' orders and payments; and

o     development of relationships with strategic business partners.


      We will need to generate significant additional revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors outside of our control, including the market acceptance of our resins and the economy.


      It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we may be unable to continue our operations.


WE HAVE A LIMITED OPERATING HISTORY, THEREFORE IT IS DIFFICULT TO EVALUATE OUR FINANCIAL PERFORMANCE AND PROSPECTS AND, AS A RESULT, YOU ONLY HAVE LIMITED INFORMATION TO EVALUATE OUR FUTURE PERFORMANCE.


      We have only recently commenced the marketing of our products. We are, therefore, subject to all of the risks inherent in a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you that in the future we will generate revenues, operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

BECAUSE OF OUR RECURRING OPERATING LOSSES, STOCKHOLDERS' DEFICIT, WORKING CAPITAL DEFICIT AND NEGATIVE CASH FLOW FROM OPERATIONS OUR AUDITOR HAS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OUR BUSINESS

      We have received a report from our independent auditors on our financial statements for fiscal years ended December 31, 2004 and 2003, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations and, further, in order to avoid ceasing our operations, we must either generate additional revenue and/or raise additional funding. If our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations continue, our business could be materially adversely affected.

IF WE DO NOT OBTAIN FINANCING WHEN NEEDED, OUR BUSINESS WILL FAIL AS WE WILL NOT HAVE SUFFICIENT FUNDS TO FURTHER DEVELOP, MANUFACTURE OR MARKET OUR PRODUCTS


      In order for us to further develop our products, we will need to obtain additional financing in the approximate amount of $1,000,000. As of June 30, 2005, we had cash in the amount of $60,347. Our business plan calls for significant expenses in connection with the development, manufacturing and marketing of our resins. We will also require additional financing if our costs are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning additional revenues. We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required.


THE COMMERCIAL SUCCESS OF OUR BUSINESS DEPENDS ON THE WIDESPREAD MARKET ACCEPTANCE OF PLASTICS MANUFACTURED WITH OUR RESINS AND IF WE ARE UNABLE TO GENERATE INTEREST IN OUR RESINS OR IF THE MANUFACTURERS ARE UNABLE TO GENERATE INTEREST IN ITS PLASTICS PRODUCED WITH OUR RESINS WE WILL BE UNABLE TO GENERATE SALES AND WE WILL BE FORCED TO CEASE OPERATIONS.

      Although there is a developed market for petroleum based plastics, the market for plastics produced with our environmentally friendly resins has yet to develop. Our success will depend on consumer acceptance of these plastics as well as the success of the commercialization of plastics produced with our resins by third parties. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our product in the plastics market. The standard plastics market sector is well established with entrenched competitors with whom we must compete.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND WE MAY BE REQUIRED TO EXPEND SIGNIFICANT AMOUNTS OF MONEY AND TIME IN ATTEMPTING TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS OUR COMPETITIVE POSITION IN THE MARKET COULD SUFFER.

      We rely on a combination of trade secret protection and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our patent applications that we may file in the future or for our patent applications we have filed to date, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us, if any, may not afford us any competitive advantage, others may independently develop similar technology and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL SHAREHOLDER VOTE WHICH COULD LIMIT THE RIGHTS OF EXISTING OR FUTURE SHAREHOLDERS AND, AS A RESULT, YOU MAY NOT BE ABLE TO INFLUENCE VARIOUS CORPORATE ACTIONS.

      Our executive officers, directors, affiliates and entities controlled by them own approximately 78% of the outstanding common stock. As a result, these executive officers and directors will control the vote on matters that require stockholder approval such as election of directors, approval of a corporate merger, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, effecting a stock split, amending our Certificate of Incorporation or other material corporate actions.

WE HAVE NOT YET COMMENCED FULL SCALE PRODUCTION OF OUR RESINS AND IT IS POSSIBLE THAT SOME OF OUR RESINS OR PLASTICS MADE WITH OUR RESINS MAY NOT PERFORM AS WELL AS OTHER RESINS OR CONVENTIONAL PLASTICS


      Individual products produced with our resins may not perform as well as conventional foodservice disposables. We are still developing many of our resins and we have not yet evaluated the performance of all of them. If we fail to develop resins that allow plastics made with our resins to perform comparably to conventional foodservice disposables, this could cause consumers to prefer our competitors' products.


ESTABLISHED MANUFACTURERS IN THE FOODSERVICE DISPOSABLES INDUSTRY COULD IMPROVE THE ABILITY TO RECYCLE THEIR EXISTING PRODUCTS OR DEVELOP NEW ENVIRONMENTALLY PREFERABLE, DISPOSABLE FOODSERVICE CONTAINERS WHICH COULD RENDER OUR TECHNOLOGY OBSOLETE AND COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE

      We expect to compete with other resin providers as well as plastic manufacturers servicing the food service industry that develop environmentally friendly plastic using technology that does not require resins. Virtually all of the key participants in the food service industry have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing competitive products utilizing competitive materials may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of products produced with our resins.

      In addition, several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we intend to compete. A number of companies have introduced or are attempting to develop biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally attractive, disposable foodservice packaging, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete, which would have an adverse effect on our business, financial condition and results of operations.

UNAVAILABILITY OF RAW MATERIALS USED TO MANUFACTURE OUR PRODUCTS, INCREASES IN THE PRICE OF THE RAW MATERIALS, OR THE NECESSITY OF FINDING ALTERNATIVE RAW MATERIALS TO USE IN OUR RESINS COULD DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR RESINS


      If any raw materials become unavailable, it could delay the commercial introduction and hinder market acceptance of our resins. Polymer lactic acid, which is used in our resins, is not readily available from multiple sources in the public market. We may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

THE MARKET FOR POLYMER LACTIC ACID IS PRIMARILY CONTROLLED BY NATUREWORKS, LLC, A WHOLLY-OWNED SUBSIDIARY OF CARGILL, INC. AND IF WE ARE TO LOSE NATUREWORKS, LLC AS A SUPPLIER MAY RESULT ION INCREASES IN THE PRICE OF OUR RESINS OR DELAY THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR RESINS

      NatureWorks, LLC, a wholly-owned subsidiary of Cargill, Inc., presently manufactures approximately 90% of the commercial polymer lactic acid market. If we are to lose NatureWorks, LLC as a supplier of poly lactic acid, it could delay the commercial introduction, hinder market acceptance of our resins and increase the cost of our resins. We may need to seek alternative sources of polymer lactic acids or modify our product formulations if the cost or availability of polymer lactic acid that we currently use becomes prohibitive.


OUR   OPERATIONS   ARE  SUBJECT  TO   REGULATION  BY  THE  U.S.  FOOD  AND  DRUG
ADMINISTRATION


      The manufacture, sale and use of resins are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers: (i) are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or (ii) are generally recognized as safe for their intended uses and are of suitable purity for those intended uses. The FDA mayfind that our resins and all other current and prototype resins are not in compliance with all requirements of the FDA and require additional FDA approval, which could have a material adverse affect on our business operations.

RISKS RELATING TO OUR COMMON STOCK:

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK, SUCH MARKET MAY NOT DEVELOP AND IF SUCH MARKET DOES NOT DEVELOP YOU MAY NOT BE ABLE TO SELL YOUR SHARES.


At the present time, no market for our common stock exists. A market for our common stock is in large part predicted on our future earnings as well as our ability to be successfully quoted on an exchange such as the Over-the-Counter Bulletin Board. If we are not approved to be traded on the Over-the-Counter Bulletin Board or if we do not generate revenue or a profit, no market for our common stock may be developed.


OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         There is no market for our common stock.


      As of September 19, 2005, there were approximately 91 holders of record of our common stock and 162,171,262 shares of common stock outstanding. Approximately 366,625 shares of common stock are eligible for resale under Rule
144. We have no options and warrants outstanding.


      We have appointed US Stock Transfer Corporation, 1745 Gardena Avenue, Glendale CA 91204-2991, as transfer agent for our shares of common stock.

Equity Compensation Plan Information

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                Number of shares to be                                    Number of shares remaining
                                issued upon exercise of      Weighted-average exercise    available for future
                                outstanding options and      price of outstanding         issuance under equity
Plan Category                   warrants                     options and warrants         compensation plans
------------------------------- ---------------------------- ---------------------------- ----------------------------
Approved by security holders                -0-                          --                           -0-
------------------------------- ---------------------------- ---------------------------- ----------------------------
Not approved by security                    -0-                          --                       25,000,000
holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total                                       -0-                          --                       25,000,000
------------------------------- ---------------------------- ---------------------------- ----------------------------

2004 STOCK OPTION PLAN

GENERAL

The 2004 Stock Option Plan was adopted by the Board of Directors. The Board of Directors has initially reserved 25,000,000 shares of Common Stock for issuance under the 2004 Stock Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.

The 2004 Stock Option Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2004 Stock Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

PURPOSE

The primary purpose of the 2004 Stock Option Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business and to facilitate the ownership of the Company's stock by employees.

ADMINISTRATION

The 2004 Stock Option Plan is administered by the Company's Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the 2004 Stock Option Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the "Committee") of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the 2004 Stock Option Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2004 Stock Option Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2004 Stock Option Plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.

ELIGIBILITY

Under the 2004 Stock Option Plan, options may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2004 Stock Option Plan.

TERMS OF OPTIONS

The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2004 Stock Option Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for ten(10) years after the date on which it was granted (the "Grant Date"). Each Option shall be subject to earlier termination as expressly provided in the 2004 Stock Option Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2004 Stock Option Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2004 Stock Option Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

      Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

      We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW


      We were organized in September 2001. We were initially engaged in the sale of finished products, such as utensils and drinking straws, that were manufactured by third parties using our resins that serve as a substitute to fossil fuel based plastics. However, we elected to shift our focus to the development, manufacture and sale of bio-based resins and in August 2005, we commenced the limited sale of resins. Prior to August 2005, primarily all of our revenue was generated through the sale of finished products.

      Each of our finished products and plastics made with our resins are biodegradable, biobased and compostable. The ideal situation, although not required to attain the environmental impact of our products, is for our products to be used in a composting program where the products are discarded on sites that allow a direct return to nature.

      Although the market for our products is worldwide, we have focused sales efforts within the United States with a concentration in the western United States. Our revenues have been generated from the sales of bags (50%), utensils and straws (30%) and cups, plates and other items (20%). As we increase our resin based business, we have been slowly winding down our finished products business. We expect to cease the sale of finished products and to be solely generating revenues based on producing resins by the middle of 2007.

We intend to market our resins to distinguish them from our larger, more established companies by highlighting the higher temperature resistance and easy process ability for certain applications.

We were successful in creating this new resin that can be applied to conventional converting equipment, at a price competitive with traditional plastic. We started to test-market commercialization of our biodegradable proprietary materials through the manufacturing of disposable food service ware. Our "plastic" can be used in all major converting processes such as injection molding, thermoforming, blow molding, extrusions, etc. We spent several years on testing not only the physical properties of resins, but also their process ability on conventional equipment. Management believes that it is a key element for the resin to be useable on conventional equipment, and believes that it will be easier for traditional converters to substitute petroleum based resins with our resins.


Our proprietary substrate is made from annually renewable resources such as corn and potato starch. All of our resins are biobased, biodegradable and compostable, and finished products made of our resin are commercially produced and sold at prices that are competitive with conventional plastic.

Products made of our resins have been tested for their compostability with specific reference to US standards set by the American Society for Testing and Materials ("ASTM") such as ASTM 6400 D99 or ASTM 6868. Several of our resins, including our resins for injection molding, thermoforming, extrusion coating and blow molding, have passed successfully such standards requirements allowing our company to introduce on the market products, which were the first of their class. For instance, in 2004, we announced that our utensils sold under the brand name NAT-UR(R) were granted the first Biodegradable Products Institute Logo. The ASTM standards are significant in so far as they identify plastic products that will compost satisfactorily in a wide array of municipal or commercial composting facilities. Further, the ASTM standards allow consumers to educate themselves on the appropriate uses and recovery avenues for the compostable plastic products..

In addition, we had several resins tested for their biobased content. This is an important aspect of the resins, especially now that several State and Federal initiatives are pushing energy independence and use of alternative energy and products. All tests on our products and resins were performed by Advanced Materials Testing Laboratory and Beta Analytic, Corporation.


Although we developed the resins focusing on the properties and environmental aspects of the products, in recent months the drastic increase in petroleum based plastics is creating a momentum for bio-based products.

Our company so far has concentrated on applications in the food service industry due to an existing and growing demand for "compostable" products. However, we are also exploring the possibility of extending the use of our resins to other fields, such as agriculture, where we are currently working on a research project with potentially large applications in agriculture. The medical field is also of interest to our company, and several conversations have been entertained with professionals from the medical field for specific applications.


We started to implement a shift into our business model to manufacture resin directly instead of using our resin to make and sell finished products. During the first quarter of 2005, we proceeded with the installation of a large extrusion facility in our plant facility, which we increased by adding an additional 8,000 square feet of space. In doing so, we started to decrease our focus on the sale of finished products towards setting up a resin manufacturing facility.

Management anticipates that the shift to resin manufacturing will take several months with added equipment investment and management anticipates that the complete shift to resin manufacturing may last for another 18 months. The fist shipment of resin occurred in August 2005. During this period we continued to sell finished products directly and through distributorship arrangements. We purchased additional raw material, compared to the previous year. Such raw material was necessary for the manufacturing of resin. The raw material is accounted for in inventory. Some of the raw material was also used in research and development activity.


Historically, Yanosan, New Belgium Brewery, City of Portland, Area Distributors and Pollack Paper have each accounted for more than 10% of our revenues each or our prior periods.


OPERATIONS - THE SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2004

Our annual and quarterly operating results are primarily affected by the level and timing of customer orders, the management of cost related to overhead, and the timing of expenditures in anticipation of increased sales. This information should be read in conjunction with the annual financial statements. The operating results for any previous quarter are not necessarily indicative of results for any future period.

The table below sets forth selected certain unaudited items from our quarterly statements of operations (in thousands) and the percentages that such items bear to net sales for the periods indicated:


                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                             JUNE 30,                    JUNE 30,
                                      2005          2004          2005          2004
                                   --------------------------  --------------------------
Net Sales                                  176           149           291           220
Cost of Sales                              158           118           240           179
                                   ------------  ------------  ------------  ------------
Gross Profit                                18            31            51            41
     % of sales                          10.2%         20.8%         17.5%         18.6%

General and administrative                 307            35           353           129
                                   ------------  ------------  ------------  ------------
     % of sales                         174.4%         23.5%        121.3%         58.6%

Research and development                    68             6            85            17
                                   ------------  ------------  ------------  ------------
     % of sales                          38.6%          4.0%         29.2%          7.7%

Total operating expenses                   375            41           438           146
                                   ------------  ------------  ------------  ------------
     % of sales                         213.1%         27.5%        150.5%         66.4%

Loss from operations before
 other expenses                           (357)          (10)         (387)         (105)

Interest expense                           (11)           (6)          (19)          (10)
                                   ------------  ------------  ------------  ------------
Net loss                                  (368)          (16)         (406)         (115)
                                   ============  ============  ============  ============


REVENUE

Sales increased $27,000, or 18%, to $176,000 for the three months ended June 30, 2005 compared to the same period 2004. Sales increased $71,000, or 32%, to $291,000 for the six months ended June 30, 2005 compared to the same period 2004. This increase resulted from growth achieved through higher volumes of products being sold to regular customers, as well as new customers.

GROSS PROFIT

Gross profit decreased $13,000, or 42%, to $18,000 for the three months ended June 30, 2005 compared to the same period 2004. The decrease in gross profit was a result of selling lower margin product mix. Gross profit increased $10,000, or 24%, to $51,000 for the six months ended June 30, 2005 compared to the same period 2004. This increase in gross profit was a result of selling finished products made from our resins.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses ("G&A") increased $272,000, or 777%, to $307,000 for the three months ended June 30, 2005 compared to the same period 2004. G&A expenses increased $224,000, or 174% to $353,000 for the six months ended June 30, 2005 compared to the same period 2004. The increase in G&A was a result of an increase in salaries and wages, and professional fees required for the public filing.

The professional fees contributed 58% of the increase, and salaries and wages contributed 20% of the increase. We anticipate professional fees to reduce to about 25% of net sales, which will reduce the total general and administrative expenses by 33%. We will continue to obtain funds generated from the sale of our products or loans from affiliated shareholders necessary to continue paying salaries and wages, and professional fees until other financing becomes available. If other financing is necessary, we will pursue bank loans secured by our capital assets.


RESEARCH AND DEVELOPMENT

Research and development ("R&D") costs increased $62,000, or 1040%, to $68,000 for the three months ended June 30, 2005 compared to the same period 2004. R&D expenses increased $68,000, or 400%, to $85,000 for the six months ended June 30, 2005 compared to the same period 2004. The increase in R&D expenses was a result of start-up cost for manufacturing the resin in-house.


OPERATIONS - THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

The following sets forth selected items from our company's statements of operations (in thousands) and the percentages that such items bear to net sales for the years ended December 31, 2004 (`FY04') and December 31, 2003 (`FY03').

                                                 FY04                FY03
                                          -----------------   -----------------
Net sales                                 $   616     100.0%  $   295     100.0%
Cost of sales                                 577      94.0       313     106.0
                                          -----------------   -----------------
Gross profit                                   39       6.0       (18)     (6.0)
                                          -----------------   -----------------
General and administrative                    244      40.0       117      40.0
Research and development                       61      10.0        39      13.0
                                          -----------------   -----------------
Total operating expenses                      305      50.0       156      53.0
                                          -----------------   -----------------
Loss from operations before other expense    (266)    (43.0)     (174)    (59.0)
                                          -----------------   -----------------
Interest expense                              (21)     (3.0)      (11)     (4.0)
                                          -----------------   -----------------
Net loss                                     (287)    (47.0)     (185)    (63.0)
                                          -----------------   -----------------

FY04 COMPARED WITH FY03

Net sales for FY04 increased by $321,000 or 108.8%, to $616,000 compared to $295,000 for FY03. Management attributes the increase in net sales to market exposure, new customers and introduction of new products.

COST OF SALES

The cost of sales for FY04 increased by $264,000 or 84.3%, to $577,000 from $313,000 in FY03. As a percentage of sales, cost of sales was 94.0% for FY04, compared to 106.0% in FY03, indicating a 12.0% decrease. Management attributes the decrease in cost of sales between FY04 and FY03 to an increase of products being sold.

GROSS PROFIT

The gross profit increased $57,000, or 216%, to $39,000 in FY04 from $(18,000) in FY03. The gross profit margin also increased 146.2%, to 6.0% in FY04, compared to (6.0)% in FY03, primarily due to higher sales of products.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative ("G&A") expenses for FY04 increased by $127,000, or 108.0%, to $244,000, compared to $117,000 for FY03. The increase in G&A expenses was due to increased legal consultancy and professional fees. As a percentage of total sales, G&A was consistent at 40.0% in FY03 and FY04.

RESEARCH AND DEVELOPMENT

The research and development cost for FY04 increased by $22,000, or 36.0%, to $61,000, compared to $39,000 for FY03. The 36.0% increase in research and development was due to testing various resins for product manufacturing to be used in all major converting processes.

LOSS FROM OPERATIONS

During FY04, the Company generated a loss from operations of $266,000, as compared to $174,000 for FY03, an increase of 52.9%. Management attributes the increase in loss income from operations to an increase in research and development, marketing expenses and professional fees.

INTEREST EXPENSE

Interest expense for FY04 increased by $10,000, or 47.6%, to $21,000, compared to $11,000 for FY03, due primarily to usage of revolving lines of credit, leased equipment and shareholder loans.

NET LOSS

Net loss for FY04 increased by $102,000, or 55.1%, to $(287,000), compared to $(185,000) for FY03. As discussed above the increase was caused by the increase in research and development, marketing expenses, professional fees, and interest expense.

SEASONALITY

Sales of our disposable food service wares exhibit very little discernable seasonal fluctuation. In the last two years, the highest quarters were in the 2nd and 3rd quarters, and the lowest quarters were in the 1st and 4th quarters. This fluctuation was due to our selling finished products made from our resins. The product consisted primarily of disposable dinnerware used for outdoors, and lawn & leaf bags used for gardening related activities. Outdoors and Gardening activities are primarily occurring during Spring, Summer and the beginning of Fall. Sales were more important during the 2nd and 3rd quarter, which reflect this trend.

In general, management believes sales are slightly seasonal, with greater sales during the Company's second and third quarter, as shown in the table below in thousands.

                                       First     Second      Third     Fourth
FY                                    Quarter    Quarter    Quarter    Quarter
-----------------------------------  ---------  ---------  ---------  ---------
2004                                        70        164        272        110
2003                                        15         93        101         86
-----------------------------------  ---------  ---------  ---------  ---------

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of capital have been cash flows from our operations, bank lines of credit, loans from the shareholders and equity offerings.

Capital Obligations

During the six months ended June 30, 2005, we entered into contractual obligations related to short-term loans, capital leases, and operating leases. Total obligation relating to short-term borrowings was $13,553, with monthly payments that vary based on the amount outstanding at the end of each month. Total obligations relating to capital leases were $126,869, with monthly payments totaling $2,520 that consists of principal and interest for the next five years. The funding of the capital leases was for the purchase of manufacturing equipment. The capital leases are non-cancelable. Total obligation relating to operating sublease is $3,200 in monthly rents, which expire in July 2006. Upon expiration of the sublease, a new lease will commence for the same space in August 2006 with monthly rents of $4,550, and expires in January 2010. During the quarter ended June 2005, we entered into a contractual obligation related to an operating lease for additional manufacturing space next door to the previous space leased and will expire in February 2010. The monthly rents will increase to $7,700 for the total space leased.

During the fiscal year ended December 2004, we entered into contractual obligations related to long-term payables, short-term borrowings, and capital leases. Total obligation relating to long-term payable was $50,000, with monthly payments of $984 that consist of principal and interest for the next five years. Total obligations relating to short-term borrowings was $45,000 with monthly payments that vary based on the amount outstanding at the end of each month. The obligations relating to capital leases were $27,209, with monthly payments totaling $742 that consists of principal and interest for the next five years. The funding of the capital leases was for purchases of manufacturing equipment, and computer equipment. The capital leases are non-cancelable.

We intend to satisfy these obligations with cash generated from operations or with cash generated from financings. If we are unable to satisfy such obligations, our manufacturing equipment may be repossessed or our debt holders may seek to commence litigation. If any of the aforementioned were to occur, we may be forced to cease or curtail operations or enter into a financing agreement, if at all, that has terms that are less then desirable.

Financing Needs

If we are to run our resin production facility on a 24-hour basis, we believe we will be able to produce 25 million pounds of resin a year. In order to increase efficiency and decrease cost of production at 25 million pounds of resin per year, we will be required to purchase additional production lines or, in the alternative, to lease production line equipment.


As of June 30, 2005, we had cash in the amount of $60,347. Further, we obtained an aggregate of $150,000 in September 2005 in connection with the issuance of two promissory notes to Yanosan Group in the amount of $50,000 and Wings Fund, Inc., a shareholder of our company, in the amount of $100,000. The promissory notes are due and payable on demand and have an interest rate of 9% per year. We expect that this will satisfy our cash needs until December 2005. During the next twelve months, our planned cash requirements for the daily operations is $1,000,000 including planned cash requirements for capital expenditures of $150,000, $300,000 for the purchase of raw materials, $200,000 for marketing, $150,000 for research and development and $200,000 for working capital. Although we are currently evaluating potential avenues of financing, we have no definitive plans at this time for additional funding. We intend to generate enough cash to support operations through a combination of the following:

o $400,000 through the marketing of resin produced in-house to outside converters,
o     $100,000 through loans secured by our equipment, and/or
o     $500,000 through the sale of additional equity or debt securities.

If we are unable to obtain financing from the above sources, we believe we will be able to obtain loans from affiliated shareholders. Management believes it is likely that it will be able to secure the needed funding for the next twelve months from the above sources. If additional secured loans are obtained and we are unable to meet our obligations on those loans and such holders take action such as the foreclosing on our assets, we will not be able to continue operations at the current level. Management would be required to restructure our operations in a way to preserve our resin and product business while maintaining expenses with operational cash flows. Such restructuring may include licensing of our technology to third party manufacturers.

In the event the cash flows from operations become insufficient to continue operations, we intend to restructure our operations by refocusing our efforts on the sale of finished products as opposed to resins to its previous business model consisting of selling finished products including products which are not made of Cereplast resins but products that are complementary to our current products, for instance cups made with NatureWorks PLA.

Going Concern

A statement in the accountants report provides that the financial statements have been prepared assuming that we will continue as a going concern. Sustained operating losses since our inception and negative working capital and a shareholders' deficit has resulted in substantial doubt regarding our ability to continue as a going concern. Management agrees that these condition raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if we are unable to continue as a going concern.

We have obtained funds from our shareholders since our inception through 2004. Management believes this funding will continue, and is actively seeking new investors. In April 2005, we issued 25,000,000 million shares to an investor and received proceeds of $500,000. Management believes that we may need additional capital and significant increases in revenue in order to continue operations and sustain profitability in the future.


CASH FLOWS

We believe that existing capital and anticipated funds from operations may not be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the foreseeable future. Thereafter, if cash generated from operations is insufficient to satisfy the our capital requirements, we may have to sell additional equity or debt securities or obtain expanded credit facilities. In the event such financing is needed in the future, there can be no assurance that such financing will be available to our company, or, if available, that it will be in amounts and on terms acceptable to us. If cash flows from operations became insufficient to continue operations at the current level, and if no additional financing was obtained, then management would restructure our company in a way to preserve its resin and product business while maintaining expenses within operating cash flows.


Operating Activities

Cash used in operating activities in the six months ended June 30, 2005 was $571,825, compared to cash used in the six months ended June 30, 2004 of $135,427. The primary factors contributing to the increase in cash used in operating activities compared to the prior period, is an increase in net loss of $290,211, compared to the same period last year and increased in the payment of accounts payable in the amount of $109,460.

Cash used in operating activities for the year ended December 31, 2004 was $103,491, compared to cash used in the year ended December 31, 2003 of $93,046. The primary factors contributing to the increase in cash used in operating activities compared to the prior year, is an increase in net loss of $101,160, compared to the same period last year, and increased non cash expenses of $67,202 for marketing services recorded in the current period.

Financing Activities

Cash generated through financing activities for the six months ended June 30, 2005 was $640,080 which is the direct result of increases from sales of common stock.

Cash generated through financing activities for the year ended December 31, 2004 was $42,576. Long-term payables increased by $50,000 to provide additional operating cash flow for the daily operations of our company. The funds used in the daily operations as of December 31, 2004 were $44,264. Our short-term borrowings increased by $22,087, primarily the result of funding costs related to the daily operations. Net advances from shareholders decreased by $94,564, due to payments on advances from shareholders. Working capital increased by $75,000, due to issuance of preferred stock.

Investing Activities

For the six months ended June 30, 2005 and the year ended December 31, 2004, we incurred capital expenditures, which were insignificant to the overall cash flow of the operations of our company.

INFLATION

We have not been affected materially by inflation, and no material effect is expected in the near future.

RECENT ACCOUNTING ANNOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the year ending December 31, 2006, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is not expected to have a material impact on our results of operations.

REVENUE RECOGNITION

Our revenue recognition polices are in compliance with Staff accounting bulletin
(SAB) 101. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by us exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

INCOME TAXES

As of January 2005, the tax status of our company changed to a C corporation. We believe, that due to our efforts to commercialize its products and resins, we will likely continue to incur losses for at least the next two quarters. We utilize SFAS No. 109, "Accounting for Income Taxes," which require the recognition of deferred tax assets and liabilities for future tax consequences attributable to financial statements carrying amounts to existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Since we have sustained operating losses the measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on our earnings are subject to taxation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the related Federal income taxes are the responsibility of our shareholders. However, we are responsible for payment of certain state income taxes.

DISCLOSURE ABOUT MARKET RISK

Our exposure to market risk is limited primarily to the fluctuation of the cost of raw materials. Raw materials used in our resins consist primarily of cornstarch, a commodity with a very constant price over the past 30 years. Cornstarch is manufactured from corn, which is grown in excess worldwide. Management does not anticipate any major changes in pricing in the foreseeable future.


We purchases Poly Lactic Acid (PLA) from NatureWorks, LLC., a Cargill wholly owned subsidiary. NatureWorks controls about 90% of the PLA market worldwide and therefore has a price control over the PLA costs. We have enjoyed a very close relationship with NatureWorks, LLC in the past, and intend to enter into a Supply Agreement for several years in the months to come, primarily when we will have completed equity funding. Although we expect to be able to purchase PLAs from NatureWorks, LLC in the near future, the loss of NatureWorks as a supplier may impact our revenues as we may not be able to locate a source for PLAs at a reasonable price. If this were to occur, our revenues may decrease and our liquidity may be limited as we may not be able to offer our resins at a reasonable price compared to other resins or petroleum based plastics.

                                    BUSINESS

History

      We were incorporated on September 29, 2001 in the State of Nevada under the name of Biocorp North America Inc. On March 18, 2005, we filed an amendment to our certificate of incorporation to change our name to Cereplast, Inc.

Overview


      We were initially engaged in the sale of finished products, such as utensils and drinking straws, that were manufactured by third parties using our resins. However, we elected to shift our focus to the development, manufacture and sale of bio-based resins and in August 2005, we commenced the limited sale of resins. Prior to August 2005, primarily all of our revenue was generated through the sale of finished products.

      Each of our finished products have been approved by the Biodegradable Products Institute (BPI), which is a certification program founded by Frederic Scheer, our CEO and President, who currently serves as Chairman Emeritus and a board member of BPI. We are currently applying to have our resins approved by BPI. In order to have our products and resins approved by BPI, we are required to pay an evaluation fee as well as an annual licensing fee for the use of the BPI logo. The significance of obtaining the logo is to illustrate to consumers that the product will biodegrade, disintegrate and compostable. The State of California requires the affixation of the BPI logo in order to market a product as compostable and local agencies and cities are requiring the logo for products to be used in composting programs.

      As we increase our resin based business we have been slowly winding down our finished products business. We expect to cease the sale of finished products and to be solely producing resins by the middle of 2007.


      We are engaged in the development, manufacture and sale of bio-based resins which are used as substitutes for conventional, petroleum based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups and straws. Our bio-based resins are made from renewable resources such as corn, wheat and potato starch, which are bio-degradable, bio-based and compostable. Our resins incorporate several natural ingredients including starch derived from corn starch, wheat starch or potato starch, poly lactic acid and other biodegradable components to insure the physical properties of the end product.


      We manufacture each of our resins at our facility to create various grades of our resins. We then sell our resins to plastic manufacturers. Each of our resins are thermoplastic and can be processed on conventional equipment for various applications including injection molding, thermoforming, blow molding and extrusions. As a result, plastic manufacturers do not need to change their equipment in order to accommodate our resins. We believe our resins provide plastic manufacturers with an environmentally safe and economically viable alternative to conventional, petroleum-based plastics. Our web site address is www.cereplast.com.

Finished Products

      We currently sell finished products including various types of dinnerware such as bowls, plates and utensils that are manufactured by third parties using our resins. During the first quarter of 2005, we commenced the marketing of NAT-UR (R) straws and higher heat resistant utensils. From inception to August 2005, all of our revenues were generated through the sales of finished products. We are currently undergoing a switch in our business plan from the sale of finished products to the manufacture and sale of resins. As we increase our resin based business we have been slowly winding down our finished products business. We expect to cease the sale of finished products and to be solely producing resins by the middle of 2007.


Resins

      Traditional foodservice disposables, wraps, and paperboard are currently manufactured from a variety of materials, including paper and plastic. We believe that none of these materials fully addresses three of the principal challenges facing the foodservice industry; namely performance, price, and environmental impact. We believe plastics that are manufactured with our resins address the combination of these challenges better than traditional alternatives.

      To date, our resins have been used to produce limited commercial quantities of foodservice ware including utensils, plates, cups and straws intended for use by all segments of the foodservice disposable packaging market, including quick-service restaurants, food and facilities management companies, the U.S. government, universities/colleges, and retail operations. These products were manufactured using our resins which minimize the harmful impact on the environment without sacrificing competitive price or performance.

      Our resins are primarily made from abundantly available and low cost natural raw materials such as starch from annually renewable crops such as corn, wheat and potatoes. We believe that foodservice disposables made of our resins will offer certain significant environmental benefits, will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and plastic foodservice disposables.

      Our resins can be used in the following conventional processes:

      o     Injection molding to manufacture utensils, plates and cups.

      o     Thermoforming to manufacture cups and hard plates.

      o     Blow molding to manufacture film for compostable bags.

      o     Extrusion for paper lamination or for straws.

Industry Overview

      The end market for our resins encompass the entire plastic industry. However, we have elected to focus on the food service industry, which we believe is more environmentally sensitive and in need of environmentally friendly packaging.

      Our objective is to establish our resins as the preferred resin supplier for plastics manufacturers producing disposable packaging material for the foodservice industry throughout the world based on comparable performance, environmental superiority and competitive pricing. Our approach for achieving this objective has been to:

      o manufacture our resins at our facility and to license our resin producing technology to strategically selected manufacturing or operating partners to manufacture, market, distribute and sell our resins;

      o demonstrate customer acceptance and demand for our resins through key market leaders and environmental groups; and

      o     demonstrate  the   manufacturability  and  improved  economics  with
            initial strategic partners.

      We have commenced manufacturing of our resins and intend to license our patented technology to other manufacturers on a world wide basis. Our goal is to establish our resins as the preferred choice of large plastic manufacturers supplying the food service industry. Waste collection bags and foodservice ware made from our resins are currently sold through retail outlets such as Wild Oats, Whole Food Market and Walgreens primarily in areas where bio-degradable waste bags are mandated for the handling of compostable organic wastes or where food waste composting has been introduced.

      In addition to the United States, we believe the market opportunity for plastics made with our bio-degradable resins is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, we believe improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.

Marketing

      In order to achieve our objective of establishing our resins as the preferred resin for plastic manufacturers producing disposable packaging in the foodservice industry, we intend to engage in the following marketing strategies:

      o develop resins for use in products which deliver comparable or greater performance, are competitively priced and offer environmental advantages as compared to traditional packaging alternatives

      o demonstrate customer demand as well as product performance and positioning

      o     educate the market and build awareness for the Nat-UR(R) brand

      o prove manufacturability and economics of foodservice packaging produced utilizing our resins

      o license our resin technology to strategic manufacturing partners to manufacture, market, distribute and sell plastics manufactured with our resin technology.

Manufacturing

      We manufacture our bio-based resins in our facility at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250. Our facility consists of an approximately 20,000 square foot manufacturing area, equipped with machine tools and other industrial equipment, plus storage for materials. This facility is adequate for our present manufacturing needs.

      Our manufacturing process for creating resins consists of blending the component ingredients of a proprietary composite material in an industrial mixer, then processing such ingredients through heat and extrusion with a custom designed extruder installed at our facility. The resins are subject to drying and packaged at the facility. We use Poly Lactic Acid (PLA) purchased from NatureWorks , LLC. (formerly Cargill Dow LLC) ("NatureWorks") and readily available natural raw materials, such as potato or corn starch, as well as natural organic compound and blend. All the ingredients are processed in very specific percentages according to proprietary formulations.

      Since our resins engineered from readily available, low-cost natural raw materials such as poly lactic acid and starch, we believe our products can be manufactured cost-effectively at commercial production levels. We have entered into an agreement with NatureWorks for the provision of poly lactic acid resins. In the event that we are unable to obtain poly lactic acid resins from NatureWorks our operations may be negatively impacted. All other materials, including starches are readily available. There are no exclusive suppliers for our other raw materials including the starches, which are available from numerous suppliers

      Over the past several years, we have devoted resources to develop finished products and to demonstrate the commercial viability of our resins. To date, we have produced limited amounts of resins on production lines but we have demonstrated that our proprietary resins can be processed on conventional equipment.

Intellectual Property

      We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. In addition, we have filed for patent and trademark protection for our proprietary technology. We were granted registration of our trademark, Nat-Ur(R) in the United States. We have filed for patent protection of our technology in the United States and in Europe. Our patent applications are pending and the patent application numbers are 10/788,542 and 10//789,549 in the United States. We can give no assurance that any such patent will be granted for our resin technology.

      We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights.

Competition


      Competition among resin providers for food and beverage container manufacturers in the foodservice industry and in the finished product industry is intense. Historically, we have been engaged in the sale of finished biodegradable products but we are presently in the process of winding down the sale of finished products and shifting our core focus to the sale of resins to food and beverage container manufacturers. For our finished products, we compete on the basis of price and we have a large market presence. Based on our research, we believe that the finished products that we offer are of equal to or superior quality at less cost. Our primary competitors in the finished product market include Polargruppen, BiogroupUSA and Wei Mon Industries.

      In the resin industry, we compete with BASF, Cargill-Dow, DuPont, Eastman Chemical-Novamont and Dow Chemical. Virtually all of these competitors have greater financial and marketing resources at their disposal than our company, and many have established supply, production and distribution relationships and channels. Companies producing competitive products may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of our resin. In addition, we also compete with companies that provide petroleum based raw materials to plastic manufacturers. As we have only recently switched our focus to the sale of resins, our market presence is limited. We intend to compete with our larger, better financed competitors by highlighting our resins' higher temperature resistance and easy process ability for certain applications.


      Several paper and plastic disposable packaging manufacturers and converters and others have made efforts to increase the recycling of these products. Increased recycling of paper and plastic products could lessen their harmful environmental impact, one major basis upon which we intend to compete. A number of companies have introduced, or are attempting to develop, biodegradable starch-based materials, plastics, or other materials that may be positioned as potential environmentally superior packaging alternatives. It is expected that many existing packaging manufacturers may actively seek to develop competitive alternatives to products and processes utilizing their own resins or resins developed by our competitors.

Government Regulation

      The manufacture, sale and use of our resins are subject to regulation by the U.S. Food and Drug Administration (the "FDA"). The FDA's regulations are concerned with substances used in food packaging materials. Thus, food and beverage containers are in compliance with FDA regulations if the components used in the food and beverage containers:

      o are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or

      o are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.


      We believe that our resins are in compliance with all requirements of the FDA and do not require FDA approval prior to the sale of our products. We cannot be certain, however, that the FDA will agree with these conclusions.


Research and Development

      We are currently researching new applications in various industries including agriculture, medical and electronics. Our research includes researching new methods of improving processing on conventional equipment and developing new material with higher heat resistance. In the medical field, we are researching the possibility of improving the strength of material and control the speed of biodegradation. For applications in the agriculture industry, we are studying the use of biodegradable resin to substitute certain part of equipment currently made of conventional petroleum based plastics. We are also studying tear resistance and overall strength of materials produced with our resins.

Description of Property

      We currently maintain our executive offices and research and development facilities at 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250, and our telephone number is (310) 676-5000. This facility consists of a 18,000 square foot manufacturing facility and approximately 2,000 square feet of office space. Our lease for these facilities requires that we pay $7,700 per month in rent. This facility is in good working condition and we expect this facility to satisfy our needs for the next 12 months.

Legal Proceedings

      We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Employees

      We have 3 full time employees and 3 part time employees. None of our employees are represented by a labor organization.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

--------------------------------------------------------------------
NAME AND ADDRESS          AGE    POSITION
--------------------------------------------------------------------
Frederic Scheer           50     President, CEO and a Director
--------------------------------------------------------------------
Raylen Jensen             65     Director
--------------------------------------------------------------------
Brian Altounian           42     Director
--------------------------------------------------------------------
William Kelly             58     Senior Vice President - Technology
--------------------------------------------------------------------
Robert L. Dobbs           38     Vice President -Sales
--------------------------------------------------------------------
Russell Wegner            44     Vice President - Marketing and
                                 Regional Planning
--------------------------------------------------------------------

FREDERIC SCHEER, our President, CEO and a director, became involved in the biodegradable plastics industry in 1994 when, serving as a financial consultant, he organized the buyout of Novamont, SpA, then a division of Montedison, an Italian resin manufacturer and research company. Subsequently, Mr. Scheer secured the exclusive distribution rights in North America for Mater-Bi(TM), a 100% biodegradable resin patented and produced by Novamont, and started distribution of Mater-Bi in North America. This platform allowed Mr. Scheer to access the emerging industry at that time. Mr. Scheer then created the Biodegradable Products Institute (BPI). Prior to his engagement in the biodegradable industry in 1994, Mr. Scheer worked at ING and Credit Suisse in Europe. Mr. Scheer holds a Doctor of Laws from the University of Paris, a Masters Degree in Finance and a Masters Degree in Political Sciences from Institut d'Etudes Politiques, Paris, France. Mr. Scheer, a US citizen is fluent in French, Spanish, Italian and English.

RAYLEN JENSEN, director, has served since June 1994 as the President of Sunn Classic Pictures, a wholly owned subsidiary of Sunn Classic Pictures, Inc., where he is engaged in the financing, business planning and product acquisition in connection with film distribution. From 1990 to 1996, Mr. Jensen served as the President and Chief Operating Officer of Cofitras Entertainment, a video and motion pictures company.

BRIAN ALTOUNIAN, director, has served since June 2003 as the Chairman and Interim CEO of XsunX, Inc. (OTCBB: XSNX) which is developing a solar technology that allows glass windows to produce electricity from the power of the sun. From January 2000 to June 2003, Mr. Altounian served as the Executive Vice President, CFO and COO of Main Course Technologies/Plyent, technology startup. Mr. Altounian received a BA in Psychology from the University of California - Los Angeles and an MBA from Pepperdine University.


WILLIAM KELLY, Senior Vice President of Technology, has worked as a specialist in polymer product development for the last 26 years in which he has been involved in the development of thermoplastic materials. From 1999 to 2002, Mr. Kelly served as the Technical Service and Development manager for Hycail BV and from 1995 to 1998 as the Technical Service Manager for Chronopol Inc. Mr. Kelly graduated in 1976 from SUNY-Albany with a BS in Chemistry.


ROBERT DOBBS, Vice President - Sales, has over 12 years of experience in the restaurant industry and casual sining in packaging development. Among his past experience, Mr. Dobbs worked at Perseco in Chicago as Product manager from 1996 to 1997 and worked at Yum Brands Restaurants, the parent company for Pizza Hut, Taco Bell, KFC, Long John Silvers and A&W from 1997 to 2002. From 2002 to the present, Mr. Dobbs managed his own package consulting and national sales account agency. Mr. Dobbs hold a BS in Packaging from Michigan State University.

RUSSELL WEGNER, Vice President - Marketing and Regional Planning, has served since 2003 as the Vice President, Marketing and Regional Planning in our San Francisco office. From 1992 to present, Mr. Wegner has served as the President of Work of Art Catering, Inc., a company which he founded that is engaged in catering and event planning. Mr. Wegner has a Finance Degree and MBA in Management of Science, Technology, and Innovation from George Washington University.

      The above listed directors will serve until the next annual meeting of the stockholders or until their death, resignation, retirement, removal, or disqualification, and until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Our officers serve at the will of the Board of Directors. There are no agreements or understandings for any officer or director to resign at the request of another person and no officer or director is acting on behalf of or will act at the direction of any other person. There is no family relationship between any of our executive officers or directors.

BOARD COMMITTEES

AUDIT COMMITTEE

      The audit committee of the board of directors reviews the internal accounting procedures of our company and consults with and reviews the services provided by our independent accountants. The audit committee consists of Messrs. Jensen and Altounian, both of whom are considered to be independent. The audit committee held no meetings in 2004. Mr. Altounian serves as the financial expert on the Audit Committee.

COMPENSATION COMMITTEE

      The compensation committee of the board of directors:

      o reviews and recommends to the board the compensation and benefits of our executive officers;

      o     administers our stock option plans and employee stock purchase plan;
            and

      o establishes and reviews general policies relating to compensation and employee benefits.

      The compensation committee consists of Messrs Scheer, Jensen and Altounian. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. During the past fiscal year the compensation committee had no meetings.

DIRECTOR COMPENSATION. Our directors do not receive any cash or other compensation for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board meetings.

Code of Ethics

      We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

                             EXECUTIVE COMPENSATION


      The following tables set forth certain information regarding our CEO. No officer of our company hasreceived a total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeding $100,000.


                                    SUMMARY COMPENSATION TABLE


--------------------------------------------------------------------------------------------------

                                         ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                       -----------------------    --------------------------------
                                                                   SECURITIES
                                                                   UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY ($)    BONUS ($)    OPTIONS (#S)    COMPENSATION ($)
---------------------------    ----    ----------    ---------    ------------    ----------------
Frederic Scheer, President     2004    $        0    $       0               0    $              0

--------------------------------------------------------------------------------------------------

We did not pay to our Chief Executive Officer or any executive officer any compensation intended to serve as incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan in the years ended December 31, 2003 and December 31, 2004.

We do not have any defined benefit or actuarial plan with respect to our Chief Executive Officer or any executive officer under which benefits are determined primarily by final compensation and years of service.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

      We did not grant stock options during the year ended December 31, 2004.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

      None of the named executive officers exercised options during the year ended December 31, 2004.

EMPLOYMENT AGREEMENTS

      We presently do not have any employment agreements. We have entered into the following agreements with our executive officers:

      o We entered into a Memorandum of Understanding with William Kelly on September 16, 2002. Mr. Kelly is an executive officer of our company. The Memorandum of Understanding outlines a collaboration between Mr. Kelly and our company whereby Mr. Kelly has agreed to provide our company with technical assistance in the development of our products. The term of the Memorandum is for a period of ten years and provides that a final, definitive agreement will be entered.

      o On February 11, 2003, we entered into an agency agreement with Work of Art Catering, a company owed by Russell Wegner, an executive officer and a shareholder of our company. Pursuant to such agreement, Mr. Wegner agreed to provide sales assistance for our products in the San Francisco area. We are required to pay Mr. Wegner a minimum of 5% on all sales generated through Mr. Wegner.

      o     On August 22, 2003, we entered into an Agency  Agreement with Robert
            L. Dobbs, an executive officer and shareholder of our company. Pursuant to the Agency Agreement, Mr. Dobbs has agreed to represent our company in the food service industry and will receive a commission on all sales resulting from his efforts.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth information regarding the beneficial ownership of our common stock as of September 19, 2005. The information in this table provides the ownership information for:


      o each person known by us to be the beneficial owner of more than 5% of our Common Stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers and directors as a group.


      Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 162,171,262 shares outstanding on September 19, 2005, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after September 19, 2005.


------------------------------------------------------------------------------
                                   NUMBER OF SHARES
NAME AND ADDRESS                  BENEFICIALLY OWNED       PERCENT OF CLASS
-----------------------------------------------------------------------------
Frederic Scheer(1)(2)                    117,800,000                  72.64%
-----------------------------------------------------------------------------
Raylen Jensen(1)                                 -0-                   0.00%
-----------------------------------------------------------------------------
Brian Altounian(1)                         1,000,000                       *
-----------------------------------------------------------------------------
William Kelly(1)                          1,000,000-                       *
-----------------------------------------------------------------------------
Robert L. Dobbs(1)                           495,000                       *
-----------------------------------------------------------------------------
Russell Wegner(1)                          6,158,625                   3.80%
-----------------------------------------------------------------------------
Wings Fund, Inc. (3)                      11,250,000                   6.94%
-----------------------------------------------------------------------------
Julie-Anne O'Rear                         11,250,000                   6.94%
-----------------------------------------------------------------------------
All officers and directors as a          126,453,625                  77.97%
Group (6 people)
-----------------------------------------------------------------------------

----------
*     Less than one percent
** Address is c/o Cereplast, Inc., 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250
(1)   Officer and/or director of our company.
(2) Mr. Scheer beneficially owns such shares jointly with his wife, Jocelyne Scheer.
(3) Karen M. Graham is the sole owner of Wings Fund, Inc. Ms. Graham has voting and dispositive control over such shares held by Wings Fund, Inc.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK


      We are authorized to issue up to 475,000,000 shares of common stock, $.0001 par value per share. As of September 19, 2005, there were 162,171,262 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.


      We have appointed US Stock Transfer Corporation, 1745 Gardena Avenue, Glendale CA 91204-2991, as transfer agent for our shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      During 2002 and 2003, we issued an aggregate of 117,800,000 shares of common stock to Frederic Scheer in consideration for services in organizing our company.

      We entered into a Memorandum of Understanding with William Kelly on September 16, 2002. Mr. Kelly is an executive officer of our company. The Memorandum of Understanding outlines a collaboration between Mr. Kelly and our company whereby Mr. Kelly has agreed to provide our company with technical assistance in the development of our products. The Memorandum of Understanding does not specifically address the compensation to be received by Mr. Kelly for his services to our company. Accordingly, we pay Mr. Kelly for his services on a case by case basis. As of August 1, 2005, Mr. Kelly has received approximately $71,000 in compensation from our company and has been issued 1,000,000 shares of common stock for services. The term of the Memorandum is for a period of ten years and provides that the Memorandum shall govern the relationship between our company and Mr. Kelly until such time that a final, definitive agreement is entered.

      On February 11, 2003, we entered into an agency agreement with Work of Art Catering, a company owed by Russell Wegner, an executive officer and a shareholder of our company. Pursuant to such agreement, Mr. Wegner agreed to provide sales assistance for our products in the San Francisco area. We are required to pay Mr. Wegner a minimum of 5% on all sales generated through Mr. Wegner. To date, Mr. Wegner has received fees in the amount of $21,142 and 6,158,625 shares of common stock.

      On August 22, 2003, we entered into an Agency Agreement with Robert L. Dobbs, an executive officer and shareholder of our company. Pursuant to the Agency Agreement, Mr. Dobbs has agreed to represent our company in the food service industry and will receive a commission on all sales resulting from his efforts. Mr. Dobbs received 495,000 shares of common stock for his services.


      Jocelyne Scheer, a shareholder of our company and the wife of Frederic Scheer, the President, CEO and a director of our company, has extended various loans to our company in the aggregate amount of approximately $340,000. These loans were consolidated into one loan on March 5, 2005. These loans bear interest at 6% and will be repaid not before June 2006. In the event that we default on this loan, we are required to pay the loan plus all interest and a penalty of $1,000 per day.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION


      The selling stockholders will sell at the fixed price of $0.10 per share for the duration of the offering or until we are quoted on the OTC Bulletin Board. If we are quoted on the OTC Bulletin Board the selling stockholders will be entitled to sell at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:


      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

      If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. In the event that a successor to the named selling stockholder wishes to sell under this prospectus, we will be required to supplement the prospectus identifying such successor as a selling stockholder.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.



                                      SHARES BENEFICIALLY OWNED                       SHARES BENEFICIALLY OWNED
                                      -------------------------                       -------------------------
                                      PRIOR TO THE OFFERING (1)                         AFTER THE OFFERING (2)
                                                                        TOTAL
                                                                        SHARES
                 NAME                    NUMBER       PERCENT         REGISTERED    NUMBER            PERCENT
---------------------------------------------------------------------------------------------------------------
WINGS FUND, INC.(4)                    11,250,000          6.94%      11,250,000          --                 --
O'REAR, JULIE - ANNE                   11,250,000          6.94%      11,250,000          --                 --
DIMITROV, TODOR                         1,500,000            **        1,500,000          --                 --
ALTOUNIAN, BRIAN(3)                     1,000,000            **        1,000,000          --                 --
LEE, DAVID D                               10,000            **           10,000          --                 --
WILCOX, GERALD                             10,000            **           10,000          --                 --
BELUSA, ERIC                               10,000            **           10,000          --                 --
SHERRING, DAVID & CARRIE                   10,000            **           10,000          --                 --
ENG, SUSAN                                 10,000            **           10,000          --                 --
DEKELAITA, LUKA J                          10,000            **           10,000          --                 --
BERK, ANDREW D                             10,000            **           10,000          --                 --
VANMIDDLESWORTH, DAVID                     10,000            **           10,000          --                 --
BALLENTINE, THOMAS                         10,000            **           10,000          --                 --
COHEN, BRETT J. & KELLY A                  10,000            **           10,000          --                 --
ROYER, MARC & MELISSA                      10,000            **           10,000          --                 --
KAISER, TIM & KRISTIN                      10,000            **           10,000          --                 --
WAGNER, SCOTT                              10,000            **           10,000          --                 --
BRODWIN, HOWARD K                          10,000            **           10,000          --                 --
BOURYING, EDWARD                           10,000            **           10,000          --                 --
PIWONKA-TOTTEN, SCOTT                      10,000            **           10,000          --                 --
LEE, ESTHER                                10,000            **           10,000          --                 --
PETERS, RICHARD & MADELINE                 10,000            **           10,000          --                 --
PETERS, DANIEL B. & ELISABETH H            10,000            **           10,000          --                 --
MADDEN, ANNE H                             10,000            **           10,000          --                 --
VELEZ, LARRY & LORRIE                      10,000            **           10,000          --                 --
SALARPOUR, NADEREH                         10,000            **           10,000          --                 --
BLOOMQUIST, ERIK & PATRICIA                10,000            **           10,000          --                 --
BARTLING, STEVEN C. & YVONNE               10,000            **           10,000          --                 --
GORDON, STEVEN W. & MARY G.                10,000            **           10,000          --                 --


GUGGEMOS, WILLIAM L. & NANCY A.            10,000            **           10,000          --                 --
SPEAR, SAM & NANCY                         25,000            **           25,000          --                 --
DZIAK, GEORGE & MARLENE                    10,000            **           10,000          --                 --
WOODWARD, LARRY                            10,000            **           10,000          --                 --
VAGHAR, MOHAMMADALI                        10,000            **           10,000          --                 --
SCHOENBORN, RHONDA                         10,000            **           10,000          --                 --
WOODARD, RAE G.                            10,000            **           10,000          --                 --
BARRETT, IVAN                              10,000            **           10,000          --                 --
TAM, KENNETH                               10,000            **           10,000          --                 --
WONG, PATRICIA                             10,000            **           10,000          --                 --
ALTOUNIAN, ARTHUR & KELLI D.               10,000            **           10,000          --                 --
PIQUE - LONG, FRANK & FRANCESCA            10,000            **           10,000          --                 --
WOODARD, ANTHONY R. & WENDY                10,000            **           10,000          --                 --
WAGNER & HANFORD, SANDRA & RICHARD         10,000            **           10,000          --                 --
SHAHESPEARE, STEVE                         10,000            **           10,000          --                 --
BALLENTINE, LORA                           10,000            **           10,000          --                 --
MARSHALL, ROGER & KIMBERLY                 12,000            **           12,000          --                 --
STANDAERT, JAMES                           10,000            **           10,000          --                 --
KING, ROBERT D.                            30,000            **           30,000          --                 --
KING, PAMELA                               30,000            **           30,000          --                 --
NEGRI, KARI                                20,000            **           20,000          --                 --
NESSEN, MICHAEL W.                         10,000            **           10,000          --                 --
BYBEE-HUGHES, LYNLEE                       10,000            **           10,000          --                 --
NEGRI, BRIAN                               10,000            **           10,000          --                 --
MILANO-NEGRI, FERN                         10,000            **           10,000          --                 --
TAYENAKA, LAURIE & WALTER                  10,000            **           10,000          --                 --
DOKO, LAUREN A.                            10,000            **           10,000          --                 --
WARREN, GARY G. & NANCY A.                 10,000            **           10,000          --                 --
EASTMAN, PATRICK  & MELISSA                10,000            **           10,000          --                 --
BROWN, MICHAEL                             20,000            **           20,000          --                 --
AMOROSI, ARTHUR T.                         10,000            **           10,000          --                 --
DZIAK, MARK & HAYLEY                       10,000            **           10,000          --                 --
ALTOUNIAN, DONNA                           10,000            **           10,000          --                 --
GILLEPSIE, STEVE                           10,000            **           10,000          --                 --
HARRIS, JENNIFER                           10,000            **           10,000          --                 --
DHILLON, HARINDER S.                       30,000            **           30,000          --                 --
MAYFIELD, ALLAN                            15,000            **           15,000          --                 --
DONATELLI, MICHAEL                         20,000            **           20,000          --                 --
DETTLING, MICHAEL                          10,000            **           10,000          --                 --
NOVOA, ANTONIO A. & MARIA PILAR            10,000            **           10,000          --                 --

MUSTAIN, JAMES R. & GOHAR                  10,000            **           10,000          --                 --
AVEDIAN, KRISTIANNE                        10,000            **           10,000          --                 --
SALVO, RON                                 20,000            **           20,000          --                 --
CHEEK, LISA                                10,000            **           10,000          --                 --
ROSS, TIMOTHY W. & PEGGUY M.               10,000            **           10,000          --                 --
EVANS JR., MICHAEL W.                      10,000            **           10,000          --                 --
STEPHENSON, GARY                           10,000            **           10,000          --                 --
CRANE, BRYAN G.                            10,000            **           10,000          --                 --
COGGINS, PAT                               10,000            **           10,000          --                 --
WINOGRAD, LISA                             10,000            **           10,000          --                 --
                                                       Total:         25,872,000


----------
* Address is c/o Cereplast, Inc., 3421-3433 West El Segundo Boulevard, Hawthorne, California 90250
**    Less than one percent.
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.
(2)   Assumes that all securities registered will be sold.

(3)   Executive officer and/or director of our company.

(4) Karen M. Graham is the sole owner of Wings Fund, Inc. Ms. Graham has voting and dispositive control over such shares held by Wings Fund, Inc.

                                  LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

      ROSE , SNYDER & JACOBS, Independent Auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the period ended December 31, 2004 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent certified registered public accounting firm's opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Cereplast, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or by phone at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS

                                 CEREPLAST, INC.

                              FINANCIAL STATEMENTS



For the  Six Months Ended June 30, 2005 (unaudited)


         Balance Sheets                                                      F-1
         Statements of Operations                                            F-2
         Statement of Capital Deficit                                        F-3
         Statements of Cash Flows                                            F-5
         Notes to Financial Statements                                       F-6

For the Years Ended December 31, 2004 and December 31, 2003

         Report of Independent Registered Public Accounting Firm             F-7
         Balance Sheets                                                      F-8
         Statements of Operations                                            F-9
         Statement of Capital Deficit                                       F-10
         Statements of Cash Flow                                            F-11
         Notes to Financial Statements                                      F-12

                        CEREPLAST (FORMERLY NAT-UR, INC.)
                              FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004

                         CEREPLAST, INC. (FORMERLY NAT-UR, INC.)
                               CONSOLIDATED BALANCE SHEETS
                           JUNE 30, 2005 AND DECEMBER 31, 2004

                                                                   Quarter       Year
                                                                    Ended        Ended
                                                                  ---------    ---------
                                                                   June 30,   December 31,
                                                                     2005        2004
                                                                  ---------   ----------
                                                                 (unaudited)
                                         ASSETS
Current Assets
   Cash                                                           $  60,347    $   4,705
   Accounts Receivable, Net                                         128,252       35,582
   Inventory                                                        190,662      194,173
   Note Receivable                                                    3,000           --
                                                                  ---------    ---------
                        Total Current Assets                        382,261      234,460
                                                                  ---------    ---------
Property and Equipment
   Property and Equipment                                           298,691      159,209
    Accumulated Depreciation and Amortization                       (51,262)     (34,607)
                                                                  ---------    ---------
                       Net Property and Equipment                   247,429      124,602
                                                                  ---------    ---------
Other Assets
   Intangibles, Net                                                   2,055        2,205
   Deposits                                                          42,534        1,684
                                                                  ---------    ---------
                       Total Other Assets                            44,589        3,889
                                                                  ---------    ---------
                       Total Assets                               $ 674,279    $ 362,951
                                                                  =========    =========

                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
   Accounts Payable                                               $ 129,980    $ 220,442
   Other Payable                                                      1,828           --
   Accrued Expenses                                                  67,057       59,590
   Credit Lines                                                      44,418       32,212
   Shareholders' Loan                                               152,716           --
   Capital Leases, Current Portion                                   31,455        8,863
   Loan Payable, Current Portion                                      9,413        9,102
                                                                  ---------    ---------
                      Total Current Liabilities                     436,867      330,209
                                                                  ---------    ---------
Long-Term Liabilities
   Captial Leases                                                   111,291       14,635
   Loan Payable                                                      30,376       35,162
   Shareholders' Loan                                                    --      158,170
                                                                  ---------    ---------
                       Total Long-Term Liabilities                  141,667      207,967
                                                                  ---------    ---------
                       Total Liabilities                            578,534      538,176
Shareholders' Equity (Deficit)
      Preferred Stock, $0.001 par value;
      5,000,0000 authorized preferred shares;
      0 and 75,000 shares issued and outstanding                         --           75
      Common Stock, $0.001 par value;
      475,000,000 authorized shares;
      162,171,262 and 129,826,125 shares issued and outstanding     162,172      129,827
     Additional Paid in Capital                                     781,653      137,300
     Accumulated Deficit                                           (848,080)    (442,427)
                                                                  ---------    ---------
    Total Shareholders' Equity (Deficit)                             95,745     (175,225)
                                                                  ---------    ---------
    Total Liabilities and Shareholders' Equity (Deficit)          $ 674,279    $ 362,951
                                                                  =========    =========

                                   CEREPLAST, INC. (FORMERLY NAT-UR, INC.)
                                           STATEMENTS OF OPERATIONS
                       FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                                 (UNAUDITED)


                                                       QUARTER ENDED                   SIX MONTHS ENDED
                                             ------------------------------    ------------------------------
                                               JUNE 30,          JUNE 30,         JUNE 30,         JUNE 30,
                                                 2005              2004             2005             2004
                                             -------------    -------------    -------------    -------------
REVENUES                                     $     175,352    $     148,662    $     291,117    $     219,867

COST OF SALES                                      157,634          118,008          239,741          178,786
                                             -------------    -------------    -------------    -------------
             GROSS PROFIT                           17,718           30,654           51,376           41,081

OPERATING EXPENSES                                 374,870           40,814          438,631          146,729
                                             -------------    -------------    -------------    -------------
LOSS FROM OPERATIONS BEFORE OTHER EXPENSES        (357,152)         (10,160)        (387,255)        (105,648)

OTHER EXPENSES
  Interest                                         (10,746)          (5,624)         (18,398)          (9,794)
                                             -------------    -------------    -------------    -------------
                  NET LOSS                   $    (367,898)   $     (15,784)   $    (405,653)   $    (115,442)
                                             =============    =============    =============    =============
BASIC AND DILUTED LOSS PER SHARE             $       (0.00)   $       (0.00)
                                             =============    =============
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
      BASIC AND DILUTED                        146,226,538      127,466,716
                                             =============    =============


                                              CEREPLAST, INC. (FORMERLY NAT-UR, INC.)
                                                STATEMENTS OF SHAREHOLDERS' DEFICIT
                                          FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                                            (UNAUDITED)


                                       Common stock              Preferred stock          Additional
                                -------------------------   --------------------------      Paid-in      Accumulated
                                  Shares         Amount        Shares         Amount        Capital        Deficit         Total
                                -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2003      123,172,500   $   123,173            --    $        --    $     1,827    $  (155,729)   $   (30,729)

Issuance of preferred stock
in February 2004 for cash
(75,000 preferred shares
issued at $1.00 per share)               --            --        75,000             75         74,925             --         75,000

Issuance of common stock in
March 2004 for services
(6,406,125 common shares
issued at fair value)             6,406,125         6,406            --             --         58,296             --         64,702

Net Loss                                 --            --            --             --             --       (115,442)      (115,442)
                                -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance, June 30, 2004          129,578,625       129,579        75,000             75        135,048       (271,171)        (6,469)

Issuance of common stock in
December 2004 for services
(247,500 common shares issued
at fair value)                      247,500           248            --             --          2,252             --          2,500

Net Loss                                 --            --            --             --             --       (171,256)      (171,256)
                                -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2004      129,826,125   $   129,827        75,000    $        75    $   137,300    $  (442,427)   $  (175,225)

Issuance of common stock in
March 2005 for cash
(2,000,031 common shares
issued at $0.02 per share )       2,000,031         2,000            --             --         37,975             --         39,975

Issuance of common stock in
March 2005 for cash
(660,000 common shares issued
at $0.03 per share )                660,000           660            --             --         20,588             --         21,248

Converted preferred shares
to common shares                  2,475,000         2,475       (75,000)           (75)        (2,400)            --             --

Net Loss                                 --            --            --             --             --        (37,755)       (37,755)
                                -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance, March 31, 2005         134,961,156   $   134,962            --    $        --    $   193,463    $  (480,182)   $  (151,757)

Issuance of common stock in
April 2005 for cash
(25,000,000 common shares
issued at $0.02 per share)       25,000,000        25,000            --             --        475,000             --        500,000

Issuance of common stock in
April 2005 for services
(660,000 common shares issued
at $0.02 per share)                 660,000           660            --             --         12,540             --         13,200


                                              CEREPLAST, INC. (FORMERLY NAT-UR, INC.)
                                                STATEMENTS OF SHAREHOLDERS' DEFICIT
                                          FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                                            (UNAUDITED)


                                       Common stock              Preferred stock          Additional
                                -------------------------   --------------------------      Paid-in      Accumulated
                                  Shares         Amount        Shares         Amount        Capital        Deficit         Total
                                -----------   -----------   -----------    -----------    -----------    -----------    -----------
Issuance of common stock in
April 2005 for services
(678,106 common shares issued
at fair value)                      678,106           678            --             --         14,322             --         15,000

Issuance of common stock in
April 2005 for cash
(415,000 common shares issued
at $0.10 per share)                 415,000           415            --             --         41,085             --         41,500

Issuance of common stock in
May 2005 for cash
(212,000 common shares issued
at $0.10 per share)                 212,000           212            --             --         20,988             --         21,200

Issuance of common stock in
June 2005 for cash
(215,000 common shares issued
at $0.10 per share)                 215,000           215            --             --         21,285             --         21,500

Subscription receivable              30,000            30         2,970          3,000

Net Loss                                 --            --            --             --             --       (367,898)      (367,898)
                                -----------   -----------   -----------    -----------    -----------    -----------    -----------
Balance, June 30, 2005          162,171,262   $   162,172            --    $        --    $   781,653    $  (848,080)   $    95,745
                                ===========   ===========   ===========    ===========    ===========    ===========    ===========

                     CEREPLAST, INC. (FORMERLY NAT-UR, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                  (UNAUDITED)


                                                         Six Months Ended
                                                      ----------------------
                                                       June 30,     June 30,
                                                         2005        2004
                                                      ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                              $(405,653)   $(115,442)
Adjustment to reconcile net loss to net cash
  used in operating activities
Depreciation and amortization                            16,805       12,172
Common stock issued for services                         28,200       64,702
Common stock subscribed                                   3,000           --
    (Increase) Decrease in:
Accounts Receivable                                     (92,670)     (80,820)
Inventory                                                 3,511      (16,812)
Note Receivable                                          (3,000)          --
Deposits                                                (40,850)          --
Increase (Decrease) in:
    Accounts Payable                                    (90,462)      19,208
    Other Payables                                        1,827           --
    Accrued Expenses                                      7,467      (18,435)
                                                      ---------    ---------
NET CASH USED IN OPERATING ACTIVITIES                  (571,825)    (135,427)
                                                      ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES:
Purchase of property and equipment, and intangibles     (12,613)      (1,050)
                                                      ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Bank overdraft                                           --       13,480
Advances from shareholders                               29,643       54,558
Payments on advances from shareholders                  (35,097)    (120,552)
Advances on  Credit Lines                                13,553           --
Payments on Credit Lines                                 (1,347)
Payments on Capital Leases                               (7,620)      (2,389)
Payments on Term Loan Payable                            (4,475)      (1,410)
Funds received from Term Loan Payable                        --       50,000
Proceeds from issuance of preferred stock                    --       75,000
Proceeds from issuance of common stock                  645,423           --
                                                      ---------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES               640,080       68,687
                                                      ---------    ---------
NET INCREASE (DECREASE) IN CASH                          55,642      (67,790)

CASH, BEGINNING OF PERIOD                                 4,705       67,790
                                                      ---------    ---------
CASH, END OF PERIOD                                   $  60,347    $      --
                                                      =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                      $   8,443    $   2,471
                                                      =========    =========

SUPPLEMENTAL SCHEDULE OF NON-CASH  TRANSACTIONS
   During the six months ended June 30,  2005,  the
   Company  issued   1,338,106   shares  valued  at
   $28,200 for services and 30,000 shares valued at
   $3,000  were  subscribed.  During the six months
   ended  June  30,   2004,   the  Company   issued
   6,406,125 shares valued at $64,702 for services.

                     CEREPLAST, INC. (formerly NAT-UR, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                             JUNE 30, 2005 AND 2004


1.    ORGANIZATION AND LINE OF BUSINESS

      Organization

      Cereplast, Inc. (formerly NAT-UR, Inc.) (the "Company") was incorporated in the State of Nevada on September 29, 2001. The Company, based in Hawthorne and San Francisco, California, began commercial operations January 1, 2002 to provide products and services for biodegradable packaging and organic waste systems in the food service and beverage industries. The Company rents two warehouse spaces in California, and also has warehouse spaces in Connecticut and Mexico.

      The accompanying interim unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.
      Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the financial statements for the year ended December 31, 2004 and the notes thereto included in the Company's Annual Report.

      Line of Business

      The Company had developed a breakthrough technology to produce proprietary bio-based resins, which are used as substitutes for conventional petroleum-based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups, and straws. The Company also provides core procurement services in setting up specialized waste recovery processes for organic materials. This allows governments, businesses, communities, schools and individuals in finding innovative ways to reach sustainability in the use and disposal of biodegradable packaging relying on organic material through sophisticated waste recovery systems.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of  significant  accounting  policies of Cereplast  (formerly
      NAT-UR, Inc.) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

      Liquidity and Going Concern The Company has sustained operating losses since its inception and has negative working capital. The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The Company has obtained funds from its shareholders since its' inception through June 30, 2005. Management believes this funding will continue, and is actively seeking new investors. See Note 3.

3.    CAPITAL STOCK

      During the six months ended June 30, 2005 the Company issued 28,502,031 shares of common stock for $645,423 and 1,338,106 shares of common stock for services valued at $28,200. In addition, 30,000 shares of common stock were subscribed valued at $3,000 and 75,000 shares of preferred stock were converted into 2,475,000 shares of common stock in March 2005.

4.    RELATED PARTY

      At June 30, 2005 and December 31, 2004 the loans in the amount of $152,716 and $158,170, respectively, are from the shareholders, and bear interest payable at the rate of 6% per year. The principal is due in June 2006.

                        REPORT OF INDEPENDENT REGISTERED

                             PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Cereplast, Inc. (formerly Nat-Ur, Inc.)

      We have audited the accompanying balance sheets of Cereplast, Inc. (formerly Nat-Ur, Inc.) (the "Company") as of December 31, 2003 and 2004 and the related statements of operations, shareholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cereplast, Inc. (formerly Nat-Ur, Inc.) as of December 31, 2003 and 2004, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained operating losses since its inception and has negative working capital and a shareholders' deficit during the years ended December 31, 2003 and 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Public Accountants

Encino, California
June 21, 2005

              CEREPLAST, INC. (formerly NAT-UR, INC.)
                                 BALANCE SHEETS

             FOR THE FISCAL YEARS ENDED DECEMBER 31, 2004 AND 2003

                                      ASSETS

                                                                          2004             2003
                                                                        ---------       ---------
Current Assets

   Cash                                                                 $   4,705       $  67,790
   Accounts Receivable, Net (Note 2)                                       35,582          20,090
   Inventory                                                              194,173         215,786
                                                                        ---------       ---------
                        Total Current Assets                              234,460         303,666
                                                                        ---------       ---------

Property and Equipment

   Property and Equipment (Note 2)                                        159,209         156,000

    Accumulated Depreciation and Amortization                             (34,607)        (10,500)
                                                                        ---------       ---------
                       Net Property and Equipment                         124,602         145,500
                                                                        ---------       ---------

Other Assets

   Intangible Assets, Net                                                   2,205           1,775
   Deposits                                                                 1,684              --
                                                                        ---------       ---------
                       Total Other Assets                                   3,889           1,775
                                                                        ---------       ---------

                       Total Assets                                     $ 362,951       $ 450,941
                                                                        =========       =========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities

   Accounts Payable                                                     $ 220,442       $ 156,620
   Credit Lines (Note 5)                                                   32,212          10,125
   Accrued Expenses                                                        59,590          62,191
   Capital Leases, Current Portion (Note 6)                                 8,863              --
   Loan Payable, Current Portion (Note 7)                                   9,102              --
                                                                        ---------       ---------
                      Total Current Liabilities                           330,209         228,936
                                                                        ---------       ---------

Long-Term Liabilities

   Captial Leases (Note 6)                                                 14,635              --
   Loan Payable (Note 7)                                                   35,162              --
   Shareholders Loan                                                      158,170         252,734
                                                                        ---------       ---------
                       Total Long-Term Liabilities                        207,967         252,734
                                                                        ---------       ---------

                       Total Liabilities                                  538,176         481,670

Shareholders' Deficit
      Preferred Stock, $0.001 par value;
      5,000,0000 authorized preferred shares;

      75,000 shares issued and outstanding                                     75              --
      Common Stock, $0.001 par value;
      475,000,000 authorized shares;
      129,826,125 shares issued and outstanding                           129,827         123,173
     Additional Paid in Capital                                           137,300           1,827
     Accumulated Deficit                                                 (442,427)       (155,729)
                                                                        ---------       ---------
                      Total Shareholders' Deficit                        (175,225)        (30,729)
                                                                        ---------       ---------

                      Total Liabilities and Shareholders'  Deficit      $ 362,951       $ 450,941
                                                                        =========       =========


Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                    CEREPLAST, INC. (formerly NAT-UR, Inc.)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                     2004                2003
                                                -------------       -------------
REVENUES                                        $     616,508       $     295,314

COST OF SALES                                         577,438             312,991
                                                -------------       -------------

             GROSS PROFIT                              39,070             (17,677)

OPERATING EXPENSES                                    304,582             156,411
                                                -------------       -------------

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES           (265,512)           (174,088)

OTHER EXPENSES

  Interest                                            (21,186)            (11,450)
                                                -------------       -------------

                  NET LOSS                      $    (286,698)      $    (185,538)
                                                =============       =============

BASIC AND DILUTED LOSS PER SHARE                $       (0.00)      $       (0.00)
                                                =============       =============

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
      BASIC AND DILUTED                           128,546,583         108,478,920
                                                =============       =============


Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                    CEREPLAST, INC. (formerly NAT-UR, Inc.)
                       STATEMENT OF SHAREHOLDERS' DEFICIT
               FOR THE TWO YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                           Common stock                     Preferred stock
                                                                     ----------------------------      ----------------------------
                                                                        Shares          Amount           Shares           Amount
                                                                     -----------      -----------      -----------      -----------
Balance at December 31, 2002                                             825,000      $       825               --               --

Issuance of common stock in February, 2003 to founders
(A 10 for 1 share split on founders shares issued)                     7,425,000            7,425               --               --


Issuance of common stock in February, 2003 to founders               110,797,500          110,798               --               --

Issuance of common stock in September, 2003 for cash
(1,729,926 common shares purchased at $0.02 per share)                 1,729,926            1,730               --               --

Issuance of common stock in September, 2003 from conversion
 of debt (2,395,074 common shares purchased at $0.02 per share)        2,395,074            2,395               --               --

Net Loss                                                                      --               --               --               --
                                                                     -----------      -----------      -----------      -----------

Balance, December 31, 2003                                           123,172,500      $   123,173               --      $        --

Issuance of preferred stock in February, 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                           --               --           75,000               75

Issuance of common stock in March, 2004 for services
(6,406,125 common shares issued at fair value)                         6,406,125            6,406               --               --

Issuance of common stock in December, 2004 for services
(247,500 common shares issued at fair value)                             247,500              248               --               --

Net Loss                                                                      --               --               --               --
                                                                     -----------      -----------      -----------      -----------

Balance, December 31, 2004                                           129,826,125      $   129,827           75,000      $        75
                                                                     ===========      ===========      ===========      ===========

                                                                     Additional
                                                                       Paid-in         Accumulated
                                                                       Capital            Deficit           Total
                                                                      -----------       -----------      -----------
Balance at December 31, 2002                                         $    24,175       $    29,809       $    54,809

Issuance of common stock in February, 2003 to founders
(A 10 for 1 share split on founders shares issued)                        (7,425)               --                --


Issuance of common stock in February, 2003 to founders                  (110,798)               --                --

Issuance of common stock in September, 2003 for cash
(1,729,926 common shares purchased at $0.02 per share)                    40,208                --            41,938

Issuance of common stock in September, 2003 from conversion
 of debt (2,395,074 common shares purchased at $0.02 per share)           55,667                --            58,062

Net Loss                                                                      --          (185,538)         (185,538)
                                                                      -----------       -----------      -----------

Balance, December 31, 2003                                           $     1,827       $  (155,729)      $   (30,729)

Issuance of preferred stock in February, 2004 for cash
(75,000 preferred shares issued at $1.00 per share)                       74,925                --            75,000

Issuance of common stock in March, 2004 for services
(6,406,125 common shares issued at fair value)                            58,296                --            64,702

Issuance of common stock in December, 2004 for services
(247,500 common shares issued at fair value)                               2,252                --             2,500

Net Loss                                                                      --          (286,698)         (286,698)
                                                                      -----------       -----------      -----------

Balance, December 31, 2004                                           $   137,300       $  (442,427)      $  (175,225)
                                                                      ===========       ===========      ===========


Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                    CEREPLAST, INC. (formerly NAT-UR, INC.)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                                         2004                2003
                                                                                      ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                              $   (286,698)      $   (185,538)
Adjustment to reconcile net loss to net cash
  used in operating activities
Depreciation and amortization                                                               24,347             10,740
Common stock issued for services                                                            67,202             58,062
(Increase) Decrease in:

    Accounts receivable                                                                    (15,492)            (3,700)
    Inventory                                                                               21,613           (128,664)
    Deposits                                                                                (1,684)
Increase (Decrease) in:
    Accounts payable                                                                        89,822             94,785
    Accrued Expenses                                                                        (2,601)            62,191
    Unearned Revenue                                                                            --               (922)
                                                                                      ------------       ------------

NET CASH USED IN OPERATING ACTIVITIES                                                     (103,491)           (93,046)
                                                                                      ------------       ------------

NET CASH USED IN INVESTING ACTIVITIES:
Purchase of property and equipment, and intangibles                                         (2,170)           (69,589)
                                                                                      ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from shareholders                                                                  38,749            188,523
Payments on advances from shareholders                                                    (133,313)           (31,750)
Advances from Credit Lines                                                                  22,087             10,125
Payments on Capital Leases                                                                  (4,211)                --
Payments on Loan Payable                                                                    (5,736)                --
Proceeds from Loan Payable                                                                  50,000                 --
Proceeds from issuance of preferred stock                                                   75,000                 --
Proceeds from issuance of common stock                                                          --             41,938
                                                                                      ------------       ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   42,576            208,836
                                                                                      ------------       ------------

NET INCREASE (DECREASE) IN CASH                                                            (63,085)            46,201

CASH, BEGINNING OF YEAR                                                                     67,790             21,589
                                                                                      ------------       ------------

CASH, END OF YEAR                                                                     $      4,705       $ 67,790,705
                                                                                      ============       ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Interest paid                                                                      $      8,574       $         --
                                                                                      ============       ============

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
   During the year ended December 31, 2004, the Company issued 6,653,625 shares valued at $67,202 for services; In addition, the Company purchased $27,709 of molds and equipment under capital leases. During the year ended December 31, 2003, the Company issued 118,222,500 shares to founders, and the Company issued 2,395,074 shares from converted debt of $58,062. In addition, shareholders purchased $15,946 of computer equipment on behalf of the Company

Report of Independent Registered Public Accounting Firm and Notes to the Financial Statements

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


1.    ORGANIZATION AND LINE OF BUSINESS

      Organization

      Cereplast, Inc. (formerly NAT-UR, Inc.) (the "Company") was incorporated in the state of Nevada on September 29, 2001. The Company, based in Hawthorne and San Francisco, California, began commercial operations January 1, 2002 to provide products and services for biodegradable packaging and organic waste systems in the food service and beverage industries. The Company rents two warehouse spaces in California, and also has warehouse spaces in Connecticut and Mexico.

      Line of Business

      The Company has developed a breakthrough technology to produce proprietary bio-based resins, which are used as substitutes for conventional petroleum-based plastics in a variety of applications, including the manufacture of food service items such as utensils, plates, cups, and straws. The Company also provides core procurement services in setting up specialized waste recovery processes for organic materials. This allows governments, businesses, communities, schools and individuals in finding innovative ways to reach sustainability in the use and disposal of biodegradable packaging relying on organic material through sophisticated waste recovery systems.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of significant accounting policies of Cereplast, Inc. (formerly NAT-UR, Inc.) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

      Liquidity and Going Concern

      The Company has sustained operating losses since its inception and has negative working capital and a shareholders' deficit. The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusions.

      As discussed in note 6, the Company has obtained funds from its shareholders since its' inception through 2004. Management believes this funding will continue, and is actively seeking new investors. As discussed in Note 9, in April, 2005 the Company issued 25,000,000 million shares to an investor and received proceeds of $500,000. Management believes that the Company may need additional capital and significant increases in revenue in order to continue operations and sustain profitability in the future.

      Revenue Recognition

      Revenue is recognized when products are shipped to a customer.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Cash and Cash Equivalent

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

      Accounts Receivable

      The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any of its customers are unable to make required payments. Management performs a review of the receivables past due from the customers on a monthly basis and reserves against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was $0 and $6,710 as of December 31, 2004 and 2003, respectively.

      Inventories

      Inventories are stated at the lower of cost (first-in, first-out basis) or market, and consists of bio-based resins and food service items.

      Property and Equipment

      Property and equipment are stated at cost, and depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are between 5-7 years. Repairs and maintenance expenditures are charged to expense as incurred. Property and Equipment consist of:

                                               2004        2003
                                            --------    --------
           Molds                            $126,000    $126,000
           Dryers                             11,800      11,800
           Equipment                           2,556       1,056
           Computer Equipment                 18,853      17,144
                                            --------    --------
                                             159,209     156,000
           Less Accumulated Depreciation      34,607      10,500
                                            --------    --------

           Net Property and Equipment       $124,602    $145,500
                                            ========    ========

      Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, approximate their fair value because of their short maturities.

      Advertising

      The Company expenses advertising costs as incurred. Advertising costs for the year ended December 31, 2004 and 2003 were $6,937 and $23,238, respectively.

      Research and Development Costs

      Research and development costs are charged to expense as incurred. These cost consist primarily of outside costs. The costs for the years ended December 31, 2004 and 2003 were $60,908 and 39,109 respectively.

      Income Taxes

      The Company's earnings are subject to taxation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the related Federal income taxes are the responsibility of the Company's shareholders. However, the Company is responsible for payment of certain state income taxes.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Common Shares

      All common share amounts give effect to a thirty-three for one stock split that occurred in the first quarter of 2005 (see Note 9).

      Loss per Share Calculations

      The Company adopted Statement of Financial Standards ("SFAS") No. 128 for the calculation of "Loss per Share". SFAS No. 128 dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company's diluted loss per share is the same as the basic loss per share for the year ended December 31, 2004 and 2003 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

      Recently Issued Accounting Pronouncements

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the year ending
      December 31, 2006, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is not expected to have a material impact on our results of operations.

3.    CASH AND CASH EQUIVALENTS

      The Company maintains cash deposits at banks located in California. Deposits at each bank, are insured by the Federal Deposit Insurance Corporation up to $100,000.

4.    CAPITAL STOCK

      At December 31, 2002, the Company's $0.001 par value common stock authorized was 75,000 shares. During the year ended December 31, 2003 the Company increased its common shares authorized to 7,500,000 and Preferred shares authorized to 5,000,000. On February 23, 2003 the Company authorized a ten for one split of the Company's common shares already issued to the founders. During the years ended December 31, 2004 and 2003 the Company issued 118,222,500 founder shares of common stock; 1,729,926 shares of common stock for cash of $41,938; 2,395,074 shares of common stock for conversion of debt of $58,062; 75,000 shares of preferred stock for cash of $75,000; and 6,653,625 shares of common stock for services valued at $67,202. Subsequent to year end, the Company increased its authorized shares to 475,000,000, and effected a thirty-three for one stock split (see Note 9).

      During the year ended December 31, 2004, the Board of Directors adopted the 2004 Stock Option Plan. At December 31, 2004, no options were issued.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


5.    REVOLVING LINES OF CREDIT

      The Company has a revolving line of credit of $25,000 at both December 31, 2004 and 2003. The borrowings under the credit line as of December 31, 2004 and 2003 was $24,125 and $10,125 respectively. The credit line expires on November 7, 2006. The rate of interest is tied to the prime index. As of December 31, 2004 and 2003, interest expense was $2,153 and $64 respectively.

      At December 31, 2004 the Company has another revolving line of credit of $20,000. The borrowings under this credit line were $7,205. The interest rate is prime plus 8.75%, with an annual fee of $150 and a credit protection fee of $0.35 per $100 average daily balance.

      Also, the Company has a cash reserve line of credit for $1,000 tied to a credit card with an interest rate of 16.80%. The balance as of December 31, 2004 was $882.

6.    CAPTIAL LEASE OBLIGATIONS

      During the year ended December 31, 2004, the Company entered into three Capital leases. At December 31, 2004, capital lease obligations are as follows:

         Capital lease at 20% interest, with monthly principal and interest payments of
           $674 due December 2008, secured by mold equipment.
           The purchase option at the end of the lease  is $1.00                           $21,987

         Capital lease at 32% interest, with monthly principal and interest payments of $47 due February 2008, secured by a computer. The
           purchase option at the end of the lease is $1.00                                  1,098

         Capital lease at 32% interest, with monthly principal and interest payments of
         $18 due February 2008, secured by computer equipment.
         The purchase option at the end of the lease is $1.00                                  414
                                                                                           -------
                                                                                            23,499

         Less current portion                                                                8,863
                                                                                           -------

                                                                                           $14,636
                                                                                           =======

      Future payments on capital lease obligations are as follows:

                    Years ending
                   December 31,
          --------------------------------
                        2005                           $  8,863
                        2006                              8,863
                        2007                              8,863
                        2008                              8,219
                                                       --------
                   Total Payments                        34,808
               Less Interest portion                     11,309
                                                       --------

          Present value of future payments             $ 23,499
                                                       ========


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

6.    CAPTIAL LEASE OBLIGATIONS (Continued)

      Leased assets under capital obligations, comprised of warehouse equipment, and computer equipment are as follows at December 31, 2004:

         Assets under capitalized leases            $27,709
         Accumulated amortization                     5,547
                                                    -------
                                                    $22,162

      The assets have been recorded under property and equipment, and are being amortized over the estimated lives of the assets leased. Amortization of assets leased is included in depreciation and amortization expense.

7.    LOAN PAYABLE

      During the year ended December 31, 2004, the Company obtained a term loan payable in the amount of $50,000, which bears interest at the rate of 6.75% per annum, and matures in 2009. The monthly payments are $984 with principal and interest. The future payments on the loan payable is as follows:



                              Years ending
                              December 31,
                      --------------------------------

                                    2005                        $  9,102
                                    2006                           9,736
                                    2007                          10,413
                                    2008                          11,139
                                    2009                           3,874
                                                                --------
                                                                  44,264

            Less Current Portion of Loan Payable                   9,102
                                                                --------

            Long Term Portion of Loan Payable                   $ 35,162
                                                                ========

8.    RELATED PARTY

      At December 31, 2004 and 2003, the loans in the amount of $158,170 and $252,734, respectively, are from the shareholders, and bear interest payable at the rate of 6% per year. The principal is due in June 2006.

      During the year ended December 31, 2003 the Company issued 118,222,500 shares to the founders of the company.


             Report of Independent Registered Public Accounting Firm

                     CEREPLAST, INC. (formerly NAT-UR, Inc.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

9.    CONCENTRATIONS

      Customers

      Sales to one customer accounted for approximately 18% of the Company's total sales for the year ended December 31, 2004 and sales to three customers accounted for approximately 52% of the Company's total sales for the year ended December 31, 2003. Accounts receivable from four other customers accounted for approximately 67% of total accounts receivable at December 31, 2004 and accounts receivable from three other customers accounted for approximately 58% of total accounts receivable at December 31, 2003.

      Suppliers

      Purchase from one vendor accounted for approximately 42% of the Company's total purchases for the year ended December 31, 2004 and purchases from four vendors accounted for approximately 62% of the Company's total purchases for the year ended December 31, 2003. Accounts payable to the same vendor was approximately 49% of the Company's total accounts payable at December 31, 2004 and accounts payable to the same four vendors was approxiamtely 80% of the Company's total accounts payable at December 31, 2003.



10.   SUBSEQUENT EVENTS

      Capital Stock

      During the first quarter of 2005, the Company issued 2,660,031 common shares for cash of $61,223; converted 75,000 preferred shares to 2,475,000 common shares for $75,000; increased its authorized common shares to 475,000,000; and authorized a thirty-three for one split.

      In April, 2005, the Company sold 25,000,000 million shares to an investor, and received proceeds of $500,000.

      Tax Status

      As of January, 2005 the status of the corporation changed from a Subchapter S Corporation to a C Corporation.

      Rental Lease

      In January, 2005, the Company entered into a sublease and lease agreement for office and warehouse space. The sublease commenced in February, 2005 with monthly rents of $3,200, and expires in July, 2006. Upon expiration of the sublease, the Company will lease the same space, which will commence in August 2006 with monthly rents of $4,550, and expires in January, 2010.

      Capital Leases

      The Company entered into four capital leases for purchase of equipment. The capital leases are as follows:

            Capital lease at 15% interest, with monthly principal and interest payments of $513 due January, 2010, secured by mold equipment. The purchase option at the end of the lease is $1.00.

            Capital lease at 22% interest, with monthly principal and interest payments of $820 due December, 2007, secured by mold equipment. The purchase option at the end of the lease is $1.00.

            Capital lease at 12% interest, with monthly principal and interest payments of $214 due November, 2007, secured by equipment. The purchase option at the end of the lease is $1.00.

            Capital lease at 22% interest, with monthly principal and interest payments of $150 due February, 2008, secured by equipment. The purchase option at the end of the lease is $1.00.

      Line of Credit

      The Company obtained a credit line in the amount of $25,000, which bears interest at the rate of prime plus 5.75%. The monthly payments vary based on the amount outstanding on the line of credit. The outstanding balance to date is zero.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                                  $      304.51
Accounting fees and expenses                              45,000.00*
Legal fees and expenses                                   50,000.00*
Miscellaneous                                              5,000.00
                                                      -------------
                                              TOTAL   $  100,304.51*
                                                      =============

----------
* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      In 2002, Cereplast, Inc. (the "Company") issued 800,250 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.


      In 2002, the Company issued 24,750 shares of common stock to Rose Peters in consideration for services in organizing the Company.

      In February 2003, the Company issued 222,750 shares of common stock to Rose Peters in consideration for services in organizing the Company.


      In February 2003, the Company issued 7,202,250 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.

      In February 2003, the Company issued 110,797,500 shares of common stock to Frederic Scheer in consideration for services in organizing the Company.

      In September 2003, the Company issued 1,729,926 shares of common stock to Nathalie Leblanc in consideration for cash in the amount of $41,937.

      In September 2003, the Company issued 2,395,074 shares of common stock to Nathalie Leblanc in consideration for the conversion of debt in the amount of $58,062.


      On September 1, 2003, the Company issued 75,000 shares of Preferred Stock to Nathalie Leblanc in consideration for cash in the amount of $75,000. No underwriting discounts or commissions were paid in connection with this sale.


      In March 2004, the Company issued 6,158,625 shares of common stock to Russell Wegner in consideration for services rendered to the Company.


      In March 2004, the Company issued 247,500 shares of common stock to Matthew Penrose in consideration for sales and marketing services rendered to the Company.

      In March 2004, the Company issued 247,500 shares of common stock to Stephan Garden in consideration for accounting services rendered to the Company.

      In March 2005, the Company issued 2,000,031 shares of common stock to Philippe Paumier in consideration for net proceeds in the amount of $39,975. No underwriting discounts or commissions were paid in connection with this sale.

      In March 2005, the Company issued 660,000 shares of common stock to Sam & Jacqueline Benharros in consideration for cash in the amount of $21,248. No underwriting discounts or commissions were paid in connection with this sale.

      In March 2005, the Company issued 2,475,000 shares of common stock to Nathalie Leblanc in consideration for the conversion of 75,000 preferred shares of stock of the Company.

      In April 2005, the Company sold 25,000,000 million shares to Wings Fund, Inc. and received proceeds of $500,000. No underwriting discounts or commissions were paid in connection with this sale.

      To obtain funding for our ongoing operations, pursuant to an offering conducted under Rule 506 of Regulation D, as promulgated under the Securities Act of 1933, during the period commencing in April 2005 through July 2005, we sold 872,000 shares of common stock to 75 accredited investors at a price of $0.10 per share for aggregate consideration of $87,200. No underwriting discounts or commissions were paid in connection with this sale.

      In April 2005, the Company issued 678,106 shares of common stock to Eller Herhman LLP in consideration for legal services.

      In April 2005, the Company issued 495,000 shares of common stock to Robert Dobbs, an executive officer and shareholder of the Company, in consideration for marketing and technical services provided.

      In April 2005, the Company issued 165,000 shares of common stock to Roman Vuille, a consultant of the Company, in consideration for legal services rendered to the Company.


      *All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

      Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Cereplast, Inc., a Delaware corporation.




Exhibit
Number         Description
-------        -----------------------------------------------------------------
3.1            Articles of Incorporation. (1)

3.2 Certificate of Amendment to the Articles of Incorporation dated February 26, 2003 (1)

3.3 Certificate of Amendment to the Articles of Incorporation dated July 19, 1004 (1)

3.4 Certificate of Amendment to the Articles of Incorporation dated March 18, 2005 (1)

3.5            Bylaws (1)

4.1 Form of Subscription Agreement used in connection with private offering dated April 2005 (2)

4.2            Stock Option Plan (2)

4.3 Form of Subscription Agreement used in connection with private offering of 872,000 shares of common stock (2)

5.1            Sichenzia Ross Friedman Ference LLP Opinion and Consent (1)

10.1 Sale and Purchase Agreement entered between the Company and Cargill Dow LLC (2)

10.2           Memorandum of Understanding Entered with William Kelly (2)

10.3           Agency Agreement entered with Russell Wegner (2)

10.4           Agency Agreement entered with Robert Dobbs (2)

10.5           Lease entered with El Segundo/Yukon Partners LLC

10.6           Promissory Note in the amount of $100,000 in the name of Wings
               Fund Inc.

10.7           Promissory Note in the amount of $50,000 in the name of Yanosan
               Group

14.1           Code of Ethics(1)

23.1           Consent of ROSE , SNYDER & JACOBS

23.2           Consent of legal counsel (see Exhibit 5.1).


----------
(1) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 5, 2005

(2) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated August 26, 2005

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i)   Include  any  prospectus   required  by  Section   10(a)(3)  of  the
Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Hawthorne, California, on September 19, 2005.



                                CEREPLAST, INC.

                                By: /s/Frederic Scheer
                                   ---------------------------------------------
                                   Frederic Scheer, President, Chief Executive
                                   Officer, Principal Financial/Accounting
                                   Officer and Director


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                                By: /s/Frederic Scheer
                                   ---------------------------------------------
                                   Frederic Scheer, President, Chief Executive
                                   Officer, Principal Financial/Accounting
                                   Officer and Director


                                By: /s/Raylen Jensen
                                   ---------------------------------------------
                                   Raylen Jensen, Director

                                By: /s/Brian Altounian
                                   ---------------------------------------------
                                   Brian Altounian, Director